Exhibit 99.1

Babcock & Wilcox Announces Fourth Quarter 2014 Results

- Record Fourth Quarter Revenue and Operating Income for Nuclear Operations Segment
- Adjusted EPS Increases 23%, GAAP EPS Lower Primarily Due to a Mark to Market Actuarial Loss
- Strong Bookings Continue to Fuel Growth for Power Generation Segment
- Anticipated Spin-off of Power Generation Business Remains on Schedule

CHARLOTTE, N.C.--(BUSINESS WIRE)--February 25, 2015--The Babcock & Wilcox Company (NYSE: BWC) (“B&W” or the “Company”) today reported fourth quarter 2014 revenues of $837.1 million, an increase of $34.3 million, or 4.3%, from the fourth quarter of 2013. GAAP earnings per share for the fourth quarter of 2014 were a loss of $0.97 compared to $1.48 in the fourth quarter of 2013. Non-GAAP, or adjusted earnings per share, which excludes a $1.61 per share net impact of non-cash mark-to-market adjustments for pension and other post-retirement benefits, restructuring and spin-related costs and higher legal reserves for the quarter, were $0.64 for the three months ended December 31, 2014 compared to $0.52 in the prior year period.

Revenues for the full year of 2014 were $2.92 billion, a decrease of 10.6% from the $3.27 billion recorded in 2013. GAAP earnings per share for the full year of 2014 were $0.27, compared to $3.07 in 2013. Full year 2014 adjusted earnings per share decreased 10.6% to $2.03 versus adjusted earnings per share of $2.27 in the prior year.

“B&W ended the year with a solid quarter and a strengthening backlog heading into 2015,” said Mr. E. James Ferland, President and Chief Executive Officer. “The Nuclear Operations business had a record year in 2014 with the highest revenue and operating income in its history. The NOG leadership team consistently drives focus on execution to create value for our customer and our shareholders. The Power Generation segment continued to deliver improved performance in the fourth quarter with strong revenues and additional international bookings for both coal and renewable power plants. Our strategy to drive international growth in the Power Generation business is generating the results we expected as demonstrated by the three projects announced since December, which puts this business in a solid position for the spin-off later this year.”

Results of Operations

Consolidated revenues for the fourth quarter of 2014 were $837.1 million, an increase of 4.3%, compared to $802.8 million for the fourth quarter of 2013. The Nuclear Operations segment revenues increased by $50.4 million to $343.8 million from $293.4 million in the prior year period, primarily attributable to increased activity in the manufacturing of nuclear fuel and the impact of contract change orders that favorably impacted sales and margin in the quarter. Revenues in the Power Generation segment were $444.6 million in the final three months of 2014, versus $408.0 million in the corresponding period in 2013, an increase of 9.0%, due to industrial environmental revenue following the MEGTEC acquisition, partially offset by the completion of new build environmental projects that were ongoing in the prior year period. Revenues from the Nuclear Energy segment were $40.5 million, compared to $104.7 million in the prior year period, a decrease of $64.2 million primarily attributable to management’s decision to exit the low margin nuclear projects business.

GAAP operating income for the fourth quarter of 2014 decreased $451.8 million to a loss of $156.5 million compared to $295.3 million in the same period of 2013, primarily due to the annual recognition of the pension and other post-retirement benefits mark-to-market adjustment. This adjustment resulted in an actuarial loss of $230.1 million in the quarter compared to a $222.7 million actuarial gain in the prior year period. GAAP operating income for the fourth quarter of 2014 also included $28.7 million related to an increase in legal reserves and restructuring initiatives, as well as $6.1 million of spin-related costs in preparation for the spin-off of the Power Generation business. Excluding these charges, adjusted operating income increased 25% in the fourth quarter of 2014 to $108.3 million, compared to adjusted operating income of $86.7 million in the fourth quarter of 2013.

Fourth quarter 2014 operating income in the Nuclear Operations segment increased $36.8 million from the same period last year to $90.4 million, attributable to the impact of contract change orders and continuing strong contract execution. The Nuclear Energy segment reported a loss of $18.6 million in the fourth quarter of 2014 compared to a $1.6 million loss in the prior year period, primarily attributable to an unfavorable jury verdict. Operating income in the Power Generation segment was $37.5 million in the fourth quarter of 2014, a $16.1 million decrease from $53.6 million in the 2013 period, primarily due to favorable contract performance in the fourth quarter of 2013 and a lower level of equity income in 2014. Technical Services segment operating income decreased $10.0 million from $10.4 million in the fourth quarter of 2013, due to the loss of the Pantex and Y-12 contracts and lower fee income from sites impacted by the Waste Isolation Plant drum containment issue. The operating income for mPower improved to a loss of $5.2 million compared to a $27.7 million loss in the same period in 2013 due to restructuring of the mPower program in 2014.

“The positive performance and significant momentum of the two core businesses at the end of the year reinforces our belief that the planned spin of the Power Generation business will result in two strong businesses with opportunities for increased growth,” continued Mr. Ferland. “We are on track to execute the spin in mid-summer, which we are confident will increase value for our customers and shareholders.”

Liquidity and Debt

The Company’s cash and investments position, net of restricted cash, was $325.4 million at the end of the fourth quarter of 2014, representing a decrease of $35.9 million compared to $361.3 million as of December 31, 2013. This consolidated cash position includes $199.0 million related to foreign operations. For the full year 2014, the Company generated $74.9 million in cash from operations and borrowed $300.0 million through its Credit Agreement, using these funds to repurchase $149.8 million of its common stock, pay dividends of $43.5 million and expand its industrial environmental business through the acquisition of MEGTEC for $142.8 million, net of acquired cash.

As of December 31, 2014, outstanding balances under the Credit Agreement included a $300.0 million term loan, $0.0 million borrowed under the revolving credit facility, and letters of credit issued under the revolving credit facility totaling $171.9 million, resulting in $828.1 million of revolver availability at the end of the fourth quarter. The Company believes it maintains adequate liquidity to fund operations, which could include increased working capital requirements to fund internal growth, R&D programs, capital distribution programs, and product and geographic expansion opportunities.

Full Year 2015 Outlook

Management believes that providing 2015 full-year consolidated EPS guidance, given the planned spin-off of the Power Generation business mid-year, would not be insightful. Rather, the Company is providing the following segment guidance for 2015:

  Nuclear Operations revenues consistent with record levels achieved in the last two years and expected operating margin in the high teens;
  Technical Services operating income in the range of $15 to $20 million, mostly from equity income;
  Nuclear Energy revenues in the $150 to $175 million range with operating margins in the low single digits;
  Targeted mPower spending of approximately $15 million annually;
  Power Generation’s revenue is expected to increase approximately 15%, through a combination of core growth and the full year of the MEGTEC acquisition. Power Generation’s operating margin is anticipated to increase to approximately 8%, net of MEGTEC amortization;
  Adjusted tax rate for 2015 is expected to be in the range of 32% to 34%; and
  Approximately 60% of annual earnings are expected to be realized in the third and fourth quarters.

Additional guidance for the two separate entities will be provided in the weeks preceding the spin-off planned for mid-summer 2015.

Conference Call to Discuss Fourth Quarter 2014 Results

Date:	Thursday, February 26, 2015, at 8:30 a.m. EST
Live Webcast:	Investor Relations section of website at www.babcock.com

Forward-Looking Statements

B&W cautions that this release contains forward-looking statements, including, without limitation, statements relating to expected benefits associated with the planned spin-off of our Power Generation business; bookings, to the extent they may be viewed as an indicator of future revenues; and our 2015 outlook for B&W’s segments. These forward-looking statements are based on management’s current expectations and involve a number of risks and uncertainties, including, among other things, the proposed spin-off not being completed as anticipated or at all; delays or other difficulties in completing the spin-off, including the inability to satisfy the conditions for its completion; disruptions experienced with customers and suppliers; the inability of either business to successfully operate independently; the inability to retain key personnel; adverse changes in the industries in which we operate and delays, changes or termination of contracts in backlog. If one or more of these risks or other risks materialize, actual results may vary materially from those expressed. For a more complete discussion of these and other risk factors, see B&W’s filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2014 and subsequent quarterly reports on Form 10-Q. B&W cautions not to place undue reliance on these forward-looking statements, which speak only as of the date of this release, and undertakes no obligation to update or revise any forward-looking statement, except to the extent required by applicable law.

About B&W

The Babcock & Wilcox Company is a leader in clean energy technology and services, primarily for the nuclear, fossil and renewable power markets as well as a premier advanced technology and mission critical defense contractor. B&W has locations worldwide and employs approximately 11,000 people, in addition to joint venture employees throughout the world. A company overview presentation, which will be presented at investor conferences and meetings throughout this quarter, is available on the Investor Relations section of our website. For additional information please visit our website at www.babcock.com.

EXHIBIT 1

THE BABCOCK & WILCOX COMPANY RECONCILIATION OF NON-GAAP OPERATING INCOME AND EARNINGS PER SHARE*

	Three Months Ended December 31, 2014
	GAAP	Spin Costs	Litigation	Centrus Impairment	Pension & OPEB MTM (Gain) / Loss	Restructuring & Acquisitions	Non-GAAP

Operating Income	$(156.5)	$6.1	$16.1	-	$230.1	$12.6	$108.3
Other Income / (Expense)	(8.5)	-	-	4.2	0.5	-	(3.8)
Income Tax (Expense) / Benefit	61.5	(2.3)	(4.3)	-	(86.7)	(4.3)	(36.1)
Net Income (Loss)	$(103.6)	$3.7	$11.8	$4.2	$143.8	$8.3	$68.4
Net Loss Attributable to Non-Controlling Interest	0.3	-	-	-	-	-	0.3
Net Income (Loss) Attributable to The Babcock & Wilcox Company	$(103.3)	$3.7	$11.8	$4.2	$143.8	$8.3	$68.6

Diluted Earnings per Common Share	$(0.97)	$0.04	$0.11	$0.04	$1.35	$0.08	$0.64

Tax Rate	37.2%						34.6%

	Three Months Ended December 31, 2013
	GAAP	One-time tax (Benefit) / Charges	USEC Impairment Charges	Pension & OPEB MTM (Gain) / Loss	Restructuring & Acquisitions	Non-GAAP

Operating Income (Loss)	$295.3	$-	$-	$(222.7)	$14.1	$86.7
Other Income / (Expense)	(20.0)	-	19.1	(0.2)	-	(1.0)
Income Tax (Expense) / Benefit	(114.4)	6.3	-	80.4	(4.2)	(31.8)
Net Income (Loss)	$161.0	$6.3	$19.1	$(142.5)	$9.9	53.8
Net Loss Attributable to Non-Controlling Interest	4.6	-	-	-	-	4.6
Net Income (Loss) Attributable to The Babcock & Wilcox Company	$165.6	$6.3	$19.1	$(142.5)	$9.9	58.4

Diluted Earnings per Common Share	$1.48	$0.06	$0.17	$(1.28)	$0.09	$0.52

Tax Rate	41.5%					37.2%

	Twelve Months Ended December 31, 2014
	GAAP	Spin Costs	Litigation	Centrus Gain, net Impairment	Pension & OPEB MTM (Gain) / Loss	Restructuring & Acquisitions	Non-GAAP

Operating Income	$(2.6)	$6.1	$16.1	$-	$241.2	$57.7	$318.4
Other Income / (Expense)	8.1	-	-	(14.4)	0.5	-	(5.8)
Income Tax (Expense) / Benefit	16.0	(2.3)	(4.3)	-	(89.6)	(19.6)	(99.8)
Net Income (Loss)	$21.5	$3.7	$11.8	$(14.4)	$152.1	$38.1	$212.8
Net Loss Attributable to Non-Controlling Interest	7.9	-	-	-	-	-	7.9
Net Income (Loss) Attributable to The Babcock & Wilcox Company	$29.4	$3.7	$11.8	$(14.4)	$152.1	$38.1	$220.7

Diluted Earnings per Common Share	$0.27	$0.03	$0.11	$(0.13)	$1.40	$0.35	$2.03

Tax Rate	(292.6%)						31.9%

	Twelve Months Ended December 31, 2013
	GAAP	One-time tax (Benefit) / Charges	USEC Impairment Charges	Pension & OPEB MTM (Gain) / Loss	Restructuring & Acquisitions	Non-GAAP

Operating Income	$536.4	$-	$-	$(222.7)	$39.6	$353.2
Other Income / (Expense)	(19.2)	-	19.1	(0.2)	-	(0.2)
Income Tax (Expense) / Benefit	(184.6)	6.3	-	80.4	(13.2)	(111.1)
Net Income (Loss)	$332.6	$6.3	$19.1	$(142.5)	$26.4	241.9
Net Loss Attributable to Non-Controlling Interest	13.5	-	-	-	-	13.5
Net Income (Loss) Attributable to The Babcock & Wilcox Company	$346.1	$6.3	$19.1	$(142.5)	$26.4	255.3

Diluted Earnings per Common Share	$3.07	$0.06	$0.17	$(1.26)	$0.23	$2.27

Tax Rate	35.7%					31.5%

* May not foot due to rounding.

The Company is providing non-GAAP information regarding certain of its historical results and guidance on future earnings per share to supplement the results provided in accordance with GAAP and it should not be considered superior to, or as a substitute for, the comparable GAAP measures. B&W believes the non-GAAP measures provide meaningful insight in the Company’s operational performance and provides these measures to investors to help facilitate comparisons of operating results with prior periods and to assist them in understanding B&W’s ongoing operations.

EXHIBIT 2

THE BABCOCK & WILCOX COMPANY CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS

	December 31,
	2014	2013
	(In thousands)
Current Assets:
Cash and cash equivalents	$312,969	$346,116
Restricted cash and cash equivalents	54,497	45,945
Investments	4,837	10,748
Accounts receivable – trade, net	430,600	360,323
Accounts receivable – other	44,299	45,480
Contracts in progress	398,373	370,820
Inventories	108,637	113,058
Deferred income taxes	73,479	97,170
Other current assets	46,111	47,764

Total Current Assets	1,473,802	1,437,424

Property, Plant and Equipment	1,167,581	1,126,683
Less accumulated depreciation	730,946	679,604

Net Property, Plant and Equipment	436,635	447,079

Investments	7,606	4,426

Goodwill	379,192	281,708

Deferred Income Taxes	245,766	127,076

Investments in Unconsolidated Affiliates	140,504	184,831

Intangible Assets	110,873	81,521

Other Assets	62,558	45,088

TOTAL	$2,856,936	$2,609,153

THE BABCOCK & WILCOX COMPANY CONDENSED CONSOLIDATED BALANCE SHEETS

LIABILITIES AND STOCKHOLDERS’ EQUITY

	December 31,
	2014	2013
	(In thousands)

Current Liabilities:
Notes payable and current maturities of long-term debt	$18,215	$4,671
Accounts payable	247,629	319,774
Accrued employee benefits	124,897	163,833
Accrued liabilities – other	97,207	58,192
Advance billings on contracts	255,535	317,771
Accrued warranty expense	53,624	56,436
Income taxes payable	22,529	6,551

Total Current Liabilities	819,636	927,228

Long-term Debt	285,000	225

Accumulated Postretirement Benefit Obligation	58,213	43,194

Environmental Liabilities	56,259	53,391

Pension Liability	563,990	336,878

Other Liabilities	59,637	65,296

Commitments and Contingencies

Stockholders’ Equity:
Common stock, par value $0.01 per share, authorized 325,000,000 shares; issued 121,604,332 and 120,536,910 shares at December 31, 2014 and December 31, 2013, respectively	1,216	1,205
Preferred stock, par value $0.01 per share, authorized 75,000,000 shares; no shares issued	-	-
Capital in excess of par value	775,393	747,189
Retained earnings	642,489	656,916
Treasury stock at cost, 14,915,776 and 10,068,731 shares at December 31, 2014 and December 31, 2013, respectively	(423,990)	(268,971)
Accumulated other comprehensive income	3,596	28,348
Stockholders’ Equity – The Babcock & Wilcox Company	998,704	1,164,687
Noncontrolling interest	15,497	18,254
Total Stockholders’ Equity	1,014,201	1,182,941

TOTAL	$2,856,936	$2,609,153

THE BABCOCK & WILCOX COMPANY CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
	(Unaudited)
	(In thousands, except share and per share amounts)

Revenues	$837,094	$802,815	$ 2,923,019	$3,269,208

Costs and Expenses:
Cost of operations	840,147	417,514	2,409,376	2,301,648
Research and development costs	9,941	26,256	73,234	79,226
Losses (gains) on asset disposals and impairments, net	229	(296)	1,081	1,049
Selling, general and administrative expenses	137,025	66,269	442,615	379,382
Special charges for restructuring activities	12,288	14,095	41,091	39,599
Total Costs and Expenses	999,630	523,838	2,967,397	2,800,904

Equity in Income of Investees	5,996	16,345	41,756	68,058

Operating Income	(156,540)	295,322	(2,622)	536,362

Other Income (Expense):
Interest income	152	308	1,028	1,443
Interest expense	(2,781)	(877)	(7,579)	(3,115)
Other – net	(5,888)	(19,395)	14,639	(17,517)
Total Other Income (Expense)	(8,517)	(19,964)	8,088	(19,189)

Income before Provision for Income Taxes	(165,057)	275,358	5,466	517,173

Provision for Income Taxes	(61,465)	114,366	(15,991)	184,583

Net Income	$(103,592)	$160,992	$ 21,457	$332,590

Net Loss Attributable to Noncontrolling Interest	285	4,596	7,931	13,488

Net Income Attributable to The Babcock & Wilcox Company	$(103,307)	$165,588	$ 29,388	$346,078

Earnings per Common Share:
Basic:
Net Income Attributable to The Babcock & Wilcox Company	$(0.97)	$1.50	$ 0.27	$3.09
Diluted:
Net Income Attributable to The Babcock & Wilcox Company	$(0.97)	$1.48	$ 0.27	$3.07

Shares used in the computation of earnings per share:
Basic	106,597,411	110,679,494	108,477,262	111,901,750
Diluted	106,597,411	111,592,570	108,761,092	112,685,417

THE BABCOCK & WILCOX COMPANY CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2014	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:	(In thousands)
Net Income	$21,457	$332,590	$217,557
Non-cash items included in net income:
Depreciation and amortization	105,798	70,525	69,697
Income of investees, net of dividends	18,763	11,537	(15,115)
Losses on asset disposals and impairments	12,543	1,049	1,419
Impairment of USEC investment	-	19,139	27,000
Gain on exchange of USEC investment	(18,647)	-	-
In-kind research and development costs	5,831	15,794	17,942
Provision for (benefit from) deferred taxes	(95,697)	94,068	43,038
Recognition of (gains) losses for pension and postretirement plans	244,136	(219,915)	35,480
Stock-based compensation and thrift plan expense	23,461	29,006	31,797
Excess tax benefits from stock-based compensation	(588)	(177)	(1,571)
Changes in assets and liabilities, net of effects from acquisitions:
Accounts receivable	(50,080)	19,726	(52,034)
Accounts payable	(81,044)	54,895	30,391
Contracts in progress and advance billings on contracts	(98,400)	(210,582)	32,527
Inventories	5,044	11,971	(16,448)
Income taxes	(1,259)	(6,364)	5,522
Accrued and other current liabilities	18,557	(28,499)	(30,553)
Pension liability, accrued postretirement benefit obligation and employee benefits	(42,264)	(68,961)	(168,004)
Other, net	7,314	12,084	(43,718)
NET CASH PROVIDED BY OPERATING ACTIVITIES	74,925	137,886	184,927
CASH FLOWS FROM INVESTING ACTIVITIES:
Decrease (increase) in restricted cash and cash equivalents	(8,552)	15,016	229
Purchases of property, plant and equipment	(76,029)	(64,950)	(86,635)
Acquisition of businesses, net of cash acquired	(127,703)	-	(318)
Purchase of intangible assets	(722)	(2,200)	-
Purchases of securities	(23,622)	(90,836)	(268,929)
Sales and maturities of securities	40,725	168,879	247,649
Proceeds from asset disposals	997	1,028	580
Proceeds from sale of an unconsolidated affiliate	-	-	2,091
Investment in equity and cost method investees	(4,900)	(6,884)	(6,064)
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	(199,806)	20,053	(111,397)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of short-term borrowing and long-term debt	(4,539)	(211)	(4,643)
Payment of debt issuance costs	(5,473)	-	(4,902)
Borrowings under short-term arrangements	2,967	484	3,815
Borrowings under Credit Agreement	1,156,100	-	-
Repayments under Credit Agreement	(856,100)	-	-
Repurchase of common shares	(149,774)	(157,093)	(96,774)
Dividends paid to common shareholders	(43,469)	(38,011)	(9,485)
Exercise of stock options	4,604	4,275	2,926
Excess tax benefits from stock-based compensation	588	177	1,571
Other	(305)	(499)	(514)
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	104,599	(190,878)	(108,006)
EFFECTS OF EXCHANGE RATE CHANGES ON CASH	(12,865)	(4,492)	2,814
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(33,147)	(37,431)	(31,662)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	346,116	383,547	415,209
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$312,969	$346,116	$383,547
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$6,061	$1,790	$2,049
Income taxes (net of refunds)	$74,734	$86,924	$83,062
SCHEDULE OF NONCASH INVESTING ACTIVITY:
Accrued capital expenditures included in accounts payable	$7,219	$8,141	$7,902

THE BABCOCK & WILCOX COMPANY
BUSINESS SEGMENT INFORMATION

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
	(Unaudited)
	(In thousands)
REVENUES:
Power Generation	$444,556	$408,037	$1,486,029	$1,767,651
Nuclear Operations	343,811	293,438	1,220,952	1,167,683
Technical Services	14,128	26,351	84,834	104,254
Nuclear Energy	40,485	104,686	154,721	283,857
mPower	-	543	278	1,523
Adjustments and Eliminations	(5,886)	(30,240)	(23,795)	(55,760)

TOTAL	$837,094	$802,815	$2,923,019	$3,269,208

SEGMENT INCOME:
Power Generation	$37,540	$53,624	$98,557	$155,837
Nuclear Operations	90,433	53,575	270,536	237,855
Technical Services	385	10,422	35,203	58,234
Nuclear Energy	(18,584)	(1,560)	(23,211)	8,641
mPower	(5,164)	(27,677)	(68,946)	(81,304)
SUBTOTAL	104,610	88,384	312,139	379,263
Corporate	(18,785)	(1,704)	(32,514)	(26,039)
Special Charges for Restructuring Activities	(12,288)	(14,095)	(41,091)	(39,599)
Mark to Market Adjustment	(230,077)	222,737	(241,156)	222,737
TOTAL	$(156,540)	$295,322	$(2,622)	$536,362

EQUITY IN INCOME (LOSS) OF INVESTEES:
Power Generation	$3,023	$7,792	$8,682	$18,388
Nuclear Operations	-	-	-	-
Technical Services	2,973	8,686	33,042	50,281
Nuclear Energy	-	(133)	32	(611)
mPower	-	-	-	-

TOTAL	$5,996	$16,345	$41,756	$68,058

PENSION EXPENSE (INCOME):
Power Generation	$(249)	$520	$1,133	$2,760
Nuclear Operations	715	1,307	3,331	4,706
Technical Services	64	72	208	288
Nuclear Energy	360	758	3,855	3,796
mPower	-	-	-	-
Corporate	701	89	2,160	1,604
Mark to Market Adjustment	217,974	(202,442)	229,053	(202,442)

TOTAL	$219,565	$(199,696)	$239,740	$(189,288)

DEPRECIATION AND AMORTIZATION:
Power Generation	$9,468	$7,373	$30,661	$23,892
Nuclear Operations	33,487	6,793	54,524	26,975
Technical Services	2	41	3	185
Nuclear Energy	1,596	1,688	6,564	6,520
mPower	262	189	974	554
Corporate	3,583	3,100	13,072	12,399

TOTAL	$48,398	$19,184	$105,798	$70,525

RESEARCH AND DEVELOPMENT, NET:
Power Generation	$5,688	$4,915	$18,483	$21,043
Nuclear Operations	12	2	17	69
Technical Services	15	11	39	67
Nuclear Energy	172	511	1,684	3,590
mPower	4,054	20,817	53,011	54,457

TOTAL	$9,941	$26,256	$73,234	$79,226

CAPITAL EXPENDITURES:
Power Generation	$4,563	$1,877	$15,449	$15,280
Nuclear Operations	10,567	9,973	34,777	31,572
Technical Services	66	32	66	98
Nuclear Energy	1,269	1,365	14,358	5,506
mPower	-	1,109	1,983	2,854
Corporate	3,687	5,306	9,396	9,640

TOTAL	$20,152	$19,662	$76,029	$64,950

BACKLOG:
Power Generation	$2,246,666	$2,072,132	$2,246,666	$2,072,132
Nuclear Operations	2,778,043	2,369,268	2,778,043	2,369,268
Technical Services	2,691	5,031	2,691	5,031
Nuclear Energy	264,992	141,832	264,992	141,832
mPower	-	1,670	-	1,670

TOTAL	$5,292,392	$4,589,933	$5,292,392	$4,589,933

BOOKINGS:
Power Generation	$556,755	$277,833	$1,568,113	$1,319,185
Nuclear Operations	742,372	130,076	1,619,806	546,314
Technical Services	12,281	14,845	82,436	100,965
Nuclear Energy	29,706	60,490	268,569	143,329
mPower	-	(8)	-	(67)

TOTAL	$1,341,114	$483,236	$3,538,924	$2,109,726

CONTACT:
The Babcock & Wilcox Company
Investor Contact:
Jenny L. Apker, 704-625-4944
Vice President, Treasurer and Investor Relations
investors@babcock.com
or
Media Contact:
Aimee Mills, 980-365-4583
Media Relations Lead
aemills@babcock.com